Exhibit 99.1

Net1 comments on SASSA charges

Johannesburg, June 15, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) announced today that the South African Social Security Agency (“SASSA”) has brought criminal charges against it and Grindrod Bank Limited for failing to act in terms of the recently amended Regulations to the Social Assistance Act (the “Regulations”) which limits the processing of deductions from bank accounts held by SASSA beneficiaries.

SASSA’s decision to file charges today follows the Company’s announcement on June 3, 2016, that it had filed for a declaratory order with the South African High Court to provide certainty on the interpretation of the Regulations (the “application”). SASSA indicated that it will oppose the Company’s application but has not yet filed an answering affidavit, which is due on June 20, 2016.

The Company has already been joined in its application by several other industry participants, and the South African Reserve Bank (the “SARB”) has also indicated that it will not oppose the application and will file an explanatory affidavit setting out its position concerning the effects that new regulations will have on the national payment system regulated by the SARB. It is not clear why SASSA has not yet filed similar criminal charges against the approximately 1,300 other financial institutions (including most of the major South African banks), who submitted debit orders against the bank accounts held by SASSA beneficiaries during the June payment cycle, or if it intends to do so in order to be consistent in its approach.

The High Court hearing on the application has been scheduled for June 28, 2016.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including statements relating to charges filed by SASSA and the timing or substance of any High Court ruling. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com